EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
Matt Smith	Lippert / Heilshorn & Associates
Director - Investor Relations	Kirsten Chapman
217-258-9522	415-433-3777
investor.relations@consolidated.com	kchapman@lhai.com

Consolidated Communications Holdings Reports Second Quarter 2008 Results

- Delivers strong financial results -
- Pennsylvania integration continues ahead of schedule -
- Broadband connections exceed 100,000 -
- IPTV in Pennsylvania and DVR in all markets are off to strong start -

Mattoon, IL - August 7, 2008 - Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) reported results for the second quarter and six-month period ended June 30, 2008.

Second quarter highlights:
•	Revenues were $106.4 million.
•	Adjusted EBITDA was $48.3 million.
•	Net cash provided by operations was $17.1 million.
•	Dividend payout ratio was 68.4%.

“With revenues of $106.4 million and Adjusted EBITDA of $48.3 million, we continue to deliver strong financial results,” said Bob Currey, Consolidated’s president and CEO. “In the quarter, we celebrated a key milestone by breaking the 100,000 mark for total broadband connections. Both our broadband and VOIP offerings continue to demonstrate excellent growth. Additionally, we are pleased with the strong start and customer reaction to the April DVR launch and IPTV rollout in Pennsylvania.”

“Our Pennsylvania integration remains ahead of schedule and we are confident we will exceed our original synergy projections of $7.0 million. To date, we have already taken action to achieve an annualized $5.5 million of the projection.”

“As anticipated, our cable competitors launched voice services in our Texas markets during the quarter. The steps we have already taken with our triple play bundle, our industry leading DSL penetration and our consumer VOIP offering have us well positioned to compete,” Currey concluded.

Operating Statistics at June 30, 2008, Compared to June 30, 2007.
•	Total connections were 455,281, an increase of 10,694, or 2.4%.
•	Total local access lines were 276,793, a decrease of 16,740, or 5.7%.
o	Our existing Illinois and Texas operations had a decrease of 12,576, or 5.5%.
o	Our Pennsylvania operations had a decrease of 4,164, or 6.5%.
•	ILEC Broadband connections were 100,687, an increase of 18,750, or 22.9%.
o	DSL subscribers were 86,575, an increase of 14,215, or 19.6%.
o	IPTV subscribers were 14,112, an increase of 4,535, or 47.4%.
•	ILEC VOIP lines were 4,088, an increase of 2,266, or 124.4%.
•	CLEC access line equivalents were 73,713, an increase of 6,418, or 9.5%.

Steve Childers, Consolidated’s Chief Financial Officer, stated, “Due to our strong second quarter financial results and improved capital structure we continue to lower our dividend payout ratio. As previously announced, on April 1, we completed the redemption of $130.0 million of our 9.75% senior notes. Although the related redemption penalty and the associated write off of deferred financing costs resulted in a $9.2 million pre-tax charge to second quarter earnings, by limiting borrowing to $120.0 million from a delayed term facility, we effectively paid down $10.0 million of debt and we will realize $4.0 million in annualized cash interest savings.”

Cash Available to Pay Dividends
For the second quarter 2008, cash available to pay dividends, or CAPD, was $16.6 million and the dividend payout ratio was 68.4%. At June 30, 2008, cash and cash equivalents were $10.4 million. The Company made capital expenditures of $13.0 million during the first quarter, which included $0.3 million in integration related capital.

Financial Highlights for the Second Quarter Ended June 30, 2008
•
Revenues were $106.4 million, compared to $80.9 million in the second quarter of 2007. Revenues excluding the impact from the North Pittsburgh acquisition were $82.4 million, an increase of $1.5 million. The increase was primarily driven by gains in Data and Internet revenue associated with our continued growth in DSL, IPTV and VOIP subscribers.

•
Depreciation and amortization was $22.4 million, compared to $16.6 million in the second quarter of 2007. The $5.8 million increase was primarily driven by increased depreciation associated with the fixed assets acquired and the amortization of intangible assets recognized in conjunction with the acquisition of North Pittsburgh.

•	Income from operations was $21.1 million, compared to $16.3 million in the second quarter of 2007.
•
Interest expense, net was $16.0 million, compared to $11.5 million in the same quarter last year. The increase was primarily driven by the incremental debt and terms of the new credit facility associated with the North Pittsburgh acquisition.

•
Loss on extinguishment of debt was $9.2 million in the second quarter. As a result of the April 1, redemption of $130 million of 9.75% senior notes, we incurred a $6.3 million redemption penalty and recognized the write off of $2.9 million in previously deferred finance costs.

•
Other income, net was $4.6 million, compared to $1.8 million for the same period in 2007. As part of the acquisition of North Pittsburgh, the company acquired interests in three additional cellular partnerships, which accounted for approximately $2.9 million of income during the period.

•	Income tax expense was $0.3 million, compared to $1.1 million in 2007.
•
Net income was $0.2 million, compared to $5.5 million in the second quarter of 2007. “Adjusted net income” excludes certain items in the manner described in the table provided in this release. On that basis, “adjusted net income” was $6.4 million for the second quarter ended June 30, 2008, compared to $4.9 million in the second quarter of 2007.

•
Net income per common share was $0.01, compared to $0.21 in the same quarter of 2007. “Adjusted net income per share” excludes certain items in the manner described in the table provided in this release. On that basis, “adjusted net income per share” for the second quarter ended June 30, 2008 was $0.22, compared to $0.19 in the second quarter of 2007.

•
Adjusted EBITDA was $48.3 million, compared to $36.1 million for the same period in 2007. The increase was primarily driven by the impact of the North Pittsburgh acquisition. Net cash provided from operating activities was $17.1 million, compared to $19.1 million for the same period in 2007.

•	The total net debt to last twelve month Adjusted EBITDA coverage ratio was 4.6 times to one, and all coverage ratios were in compliance with our credit facility.

Financial Highlights for the Six Months Ended June 30, 2008
•
Revenues were $211.9 million, compared to $163.9 million for the prior year period. Revenues excluding the impact from the North Pittsburgh acquisition were $163.9 million for the first six months of 2008. Increases in Data and Internet revenue from DSL, IPTV and VOIP growth were offset by declines in Local Calling Services and Network Access Services.

•	Net income was $3.9 million, compared to $10.1 million for the same six months of 2007. This decrease was driven by the charges associated with the senior notes redemption.
•
Net income per common share was $0.13, compared to $0.39 in the same period of 2007. “Adjusted net income per share” excludes certain items in the manner described in the table provided in this release. On that basis, “adjusted net income per share” for the six months ended June 30, 2008 was $0.37, compared to $0.40 for the prior year period.

•	Adjusted EBITDA was $97.4 million, compared to $73.3 million for the same period in 2007. The increase was primarily driven by the impact of the North Pittsburgh acquisition.
•	Net cash provided from operating activities was $42.2 million, compared to $37.1 million for the six month period in 2007.

Financial Guidance
For 2008, the Company provides the following updated full year guidance: Capital expenditures are now expected to be in the range of $46.5 million to $48.0 million, including $2.0 million associated with integration related capital expenditures. This has been lowered from previous guidance of $46.5 million to $49.5 million. The cash interest expense continues to be in the expected range of $64.0 million to $67.0 million. Cash income taxes are expected to be in the range of $12.0 million to $15.0 million.

Dividend Payments
On August 5, 2008, the Company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on November 1, 2008 to stockholders of record at the close of business on October 15, 2008.

Conference Call Information
The Company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss second quarter earnings and developments in the business. The call is being webcast and can be accessed from the “Investor Relations” section of the Company’s website at http://www.consolidated.com. The webcast will also be archived on the Company’s website. If you do not have internet access, the conference call dial-in number is 1-800-642-1783. International parties can access the call by dialing 1-706-679-5600. A telephonic replay of the conference call will also be available starting two hours after completion of the call until August 11, 2008 at midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 1-800-642-1687 and international parties should call 1-706-645-9291 and enter pass code 55055634.

Use of Non-GAAP Financial Measures
This press release, as well as the conference call, includes disclosures regarding “Adjusted EBITDA”, “cash available to pay dividends”, “total net debt to last twelve month Adjusted EBITDA coverage ratio”, “adjusted net income,” and “adjusted net income per share”, all of which are non-GAAP financial measures. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income (loss) or net income (loss) per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of historical EBITDA, as adjusted for certain items permitted or required by the lenders under the credit facility in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how Adjusted EBITDA is calculated for each of the periods presented.

EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization on an historical basis. We believe net cash provided by operating activities is the most directly comparable financial measure to EBITDA under GAAP. EBITDA is a non-GAAP financial measure.

Cash available to pay dividends represents Adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures, (3) cash taxes and (4) stock repurchases.

We present Adjusted EBITDA and cash available to pay dividends for several reasons. Management believes Adjusted EBITDA and cash available to pay dividends are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented Adjusted EBITDA and cash available to pay dividends to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on Adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. Other information related to these non-GAAP financial measures, specifically “total net debt to last twelve month Adjusted EBITDA coverage ratio”, help put these measures in context. As a result, management believes the presentation of Adjusted EBITDA and cash available to pay dividends, as supplemented by “total net debt to last twelve months Adjusted EBITDA coverage ratio,” provides important additional information to investors. In addition, Adjusted EBITDA and cash available to pay dividends provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.

These non-GAAP financial measures have certain shortcomings. In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement.

Because Adjusted EBITDA is a component of the Dividend Payout Ratio and the ratio of total net debt to last twelve month Adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month Adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future and, together with adjusted net income and adjusted net income per share, assist investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

About Consolidated
Consolidated Communications Holdings, Inc. is an established rural local exchange company providing voice, data and video services to residential and business customers in Illinois, Texas and Pennsylvania. Each of the operating companies has been operating in its local market for over 100 years. With approximately 276,793 ILEC access lines, 73,713 Competitive Local Exchange Carrier (CLEC) access line equivalents, 86,575 DSL subscribers, and 14,112 IPTV subscribers, Consolidated Communications offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, high-speed Internet access, digital TV, carrier access services, and directory publishing. Consolidated Communications is the 13th largest local telephone company in the United States.

Safe Harbor
Any statements contained in this press release other than statements of historical fact, including statements about management’s beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as “estimate,” "believe," "anticipate," "expect," “intend,” “plan,” “target,” “project,” “should,” “may,” “will” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include our ability to successfully integrate North Pittsburgh’s operations and realize the synergies from the acquisition, as well as a number of other factors related to our business, including various risks to shareholders of not receiving dividends and risks to Consolidated’s ability to pursue growth opportunities if Consolidated continues to pay dividends according to the current dividend policy; various risks to the price and volatility of Consolidated’s common stock; the substantial amount of debt and Consolidated’s ability to incur additional debt in the future; Consolidated’s need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in the debt agreements that limit the discretion of management in operating the business; the ability to refinance the existing debt as necessary; regulatory changes, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with Consolidated’s possible pursuit of acquisitions; economic conditions in the Consolidated service areas in Illinois, Texas and Pennsylvania; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of Consolidated’s network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in Consolidated’s filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q. Many of these risks are beyond management’s ability to control or predict. All forward-looking statements attributable to Consolidated or persons acting on behalf of us are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and Consolidated’s filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, Consolidated does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

- Tables Follow -

Consolidated Communications
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	June 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$10,433	$34,341
Accounts receivable, net	44,777	44,001
Prepaid expenses and other current assets	24,968	21,273
Total current assets	80,178	99,615

Property, plant and equipment, net	403,780	411,647
Intangibles and other assets	779,883	793,329
Total assets	$1,263,841	$1,304,591

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of capital lease obligation	$1,048	$1,010
Accounts payable	12,798	17,386
Accrued expenses and other current liabilities	59,015	66,547
Total current liabilities	72,861	84,943

Capital lease obligation less current portion	1,102	1,636
Long-term debt	880,000	890,000
Other long-term liabilities	167,979	168,324
Total liabilities	1,121,942	1,144,903

Minority interests	4,727	4,322
Stockholders' equity:
Common stock, $0.01 par value	295	294
Paid in capital	279,026	278,175
Accumulated deficit	(136,455)	(117,452)
Accumulated other comprehensive income (loss)	(5,694)	(5,651)
Total stockholders' equity	137,172	155,366
Total liabilities and stockholders' equity	$1,263,841	$1,304,591

Consolidated Communications
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues	$106,444	$80,944	$211,858	$163,924
Operating expenses:
Cost of services and products	36,108	25,788	69,971	51,417
Selling, general and administrative expenses	26,911	22,296	55,055	44,595
Depreciation and amortization	22,350	16,606	45,221	33,235
Income from operations	21,075	16,254	41,611	34,677
Other income (expense):
Interest expense, net	(15,984)	(11,461)	(34,038)	(22,861)
Loss on extinguishment of debt	(9,224)	-	(9,224)	-
Other income, net	4,583	1,757	8,688	3,040
Income before income taxes	450	6,550	7,037	14,856
Income tax expense	270	1,057	3,148	4,744

Net income	$180	$5,493	$3,889	$10,112

Diluted net income per common share	$0.01	$0.21	$0.13	$0.39

Consolidated Communications
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
OPERATING ACTIVITIES
Net income	$180	$5,493	$3,889	$10,112
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	22,350	16,606	45,221	33,235
Non-cash stock compensation	476	972	860	1,706
Loss on redemption of senior notes	9,224	-	9,224	-
Other adjustments, net	(1,510)	3,619	(4,344)	4,037
Changes in operating assets and liabilities, net	(13,573)	(7,552)	(12,670)	(11,981)
Net cash provided by operating activities	17,147	19,138	42,180	37,109
INVESTING ACTIVITIES
Securities purchased	-	(10,625)	-	(10,625)
Capital expenditures	(13,001)	(8,486)	(26,286)	(16,673)
Net cash used for investing activities	(13,001)	(19,111)	(26,286)	(27,298)
FINANCING ACTIVITIES
Proceeds from issuance of stock	-	-	-	12
Proceeds from issuance of long-term obligations	120,000	-	120,000	-
Payments made on long-term obligations	(136,587)	-	(136,833)	-
Payment of deferred financing costs	(59)	-	(240)	(320)
Purchase and retirement of common stock	-	-	(8)	-
Dividends on common stock	(11,362)	(10,048)	(22,721)	(20,093)
Net cash used in financing activities	(28,008)	(10,048)	(39,802)	(20,401)
Net decrease in cash and cash equivalents	(23,862)	(10,021)	(23,908)	(10,590)
Cash and cash equivalents at beginning of period	34,295	26,103	34,341	26,672
Cash and cash equivalents at end of period	$10,433	$16,082	$10,433	$16,082

Consolidated Communications
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Telephone Operations
Local calling services	$26,533	$20,940	$53,483	$42,252
Network access services	24,648	17,481	49,106	35,799
Subsidies	13,395	11,100	27,194	22,697
Long distance services	6,202	3,575	12,453	7,211
Data and Internet services	15,209	9,103	29,610	17,734
Other services	9,650	8,807	18,764	17,821
Total Telephone Operations	95,637	71,006	190,610	143,514
Other Operations	10,807	9,938	21,248	20,410
Total operating revenues	$106,444	$80,944	$211,858	$163,924

Consolidated Communications
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Historical EBITDA:
Net cash provided by operating activities	$17,147	$19,138	$42,180	$37,109
Adjustments:
Compensation from restricted share plan	(476)	(972)	(860)	(1,706)
Loss on redemption of senior notes	(9,224)	-	(9,224)	-
Other adjustments, net	1,510	(3,619)	4,344	(4,037)
Changes in operating assets and liabilities	13,573	7,552	12,670	11,981
Interest expense, net	15,984	11,461	34,038	22,861
Income taxes	270	1,057	3,148	4,744
Historical EBITDA (1)	38,784	34,617	86,296	70,952

Adjustments to EBITDA (2):
Integration and restructuring (3)	1,021	301	2,103	473
Other, net (4)	(4,716)	(1,575)	(9,093)	(3,030)
Investment distributions (5)	3,466	1,758	8,056	3,153
Non-cash compensation (6)	476	972	860	1,706
Loss on redemption of senior notes (7)	9,224	-	9,224	-

Adjusted EBITDA	$48,255	$36,073	$97,446	$73,254

Footnotes for Adjusted EBITDA:
(1) Historical EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization on a historical basis.
(2) These adjustments reflect those required or permitted by the lenders under the credit facility in place at the end of each of the quarters included in the periods presented.
(3) Represents certain expenses associated with integrating and restructuring the Texas, Illinois and Pennsylvania businesses. For the second quarter of 2008, this is comprised of $0.9 million of integration costs and $0.1 million of severance costs. For the second quarter of 2007, this is comprised of $0.2 million of integration costs and $0.1 million of severance costs.
(4) Other, net includes the equity earnings from our investments, dividend income and certain other miscellaneous non-operating items.
(5) For purposes of calculating adjusted EBITDA, we include all cash dividends and other cash distributions received from our investments.
(6) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from adjusted EBITDA.
(7) This includes approximately $6.3 million as a call premium and $2.9 million in write offs of deferred financing costs incurred with the redemption of the 9.75% senior notes on April 1, 2008.

Consolidated Communications
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30, 2008	Six Months Ended June 30, 2008
Adjusted EBITDA	$48,255	$97,446

- Cash interest expense	(15,718)	(33,520)
- Capital Expenditures	(13,001)	(26,286)
- Cash income taxes	(3,000)	(5,585)
+ Cash interest income	64	288

Cash available to pay dividends	$16,600	$32,343

Quarterly Dividend	$11,362	$22,721
Payout Ratio	68.4%	70.3%

Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Term loan	$880,000
Capital leases	2,150
Total debt as of June 30, 2008	$882,150
Less cash on hand	(10,433)
Total net debt as of June 30, 2008	$871,717

Adjusted EBITDA for the last twelve months ended June 30, 2008 (1)	$189,546

Total Net Debt to last twelve months Adjusted EBITDA	4.6	x

(1) Per the new credit facility adjusted EBITDA has been agreed upon for the third quarter of 2007 at $43,800 and reflects a combined pro forma number for the fourth quarter 2007.
Adjusted EBITDA for the fourth quarter 2007 is the sum of $11,264 for the Pennsylvania operations and $37,036 for the Illinois and Texas operations. Adjusted EBITDA reflects actual results for the first six months of 2008.

Consolidated Communications
Adjusted Diluted Net Income and Net Income Per Share
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
Reported net income applicable to common stockholders	$180	$5,493	$3,889	$10,112
Deferred tax adjustment	-	(1,731)	-	(1,731)
Bond Redemption charge, net of tax	5,193	-	5,087	-
Severance, net of tax	57	60	187	63
Billing integration, net of tax	-	111	-	202
Integration and restructuring charges, net of tax	517	-	996	-
Non-cash compensation	476	972	860	1,706
Adjusted income applicable to common stockholders	$6,423	$4,905	$11,019	$10,352

Weighted average number of shares outstanding	29,529,290	26,130,618	29,514,570	26,080,203
Adjusted diluted net income per share	$0.22	$0.19	$0.37	$0.40

Calculations above assume a 43.7 percent and 43.0 percent effective tax rate for the three months ended June 30, 2008 and 2007, respectively, and 44.9 percent and 44.0 percent effective tax rate for the six months ended June 30, 2008 and 2007, respectively.

Consolidated Communications
Key Operating Statistics

	June 30,	March 31,	June 30, (5)
	2008	2008	2007
Local access lines in service
Residential	174,641	179,864	190,187
Business	102,152	102,777	103,346
Total local access lines	276,793	282,641	293,533

Total IPTV subscribers	14,112	13,026	9,577

ILEC DSL subscribers (1)	86,575	84,313	72,360
ILEC Broadband Connections	100,687	97,339	81,937

ILEC VOIP subscribers (2)	4,088	2,938	1,822

CLEC Access Line Equivalents (3)	73,713	72,827	67,295

Total connections	455,281	455,745	444,587

Long distance lines (4)	167,767	167,360	166,506
Dial-up subscribers	5,687	6,042	11,189

IPTV Homes passed	129,872	107,631	107,631

(1) Includes only ILEC DSL. CLEC DSL is included in CLEC access line equivalents.

(2) VOIP subscribers are now included in total connections for all periods presented.

(3) CLEC access line equivalents represent a combination of voice services and data circuits. The calculations represent a conversion of data circuits to an access line basis. Equivalents are calculated by converting data circuits (basic rate interface (BRI), primary rate interface (PRI), DSL, DS-1, DS-3, and Ethernet) and SONET-based (optical) services (OC-3 and OC-48) to the equivalent of an access line.

(4) Reflects the inclusion of long distance service provided as part of the VOIP offering while excluding CLEC long distance subscribers. North Pittsburgh included company and toll-free long distance lines in their counts. In order to be consistent with our IL and TX operations, we are excluding these from the lines and have reflected this in all above periods.

(5) Presented on a pro forma basis to include the aggregate operating statistics of IL, TX and PA as of June 30, 2007, as if the acquisition of North Pittsburgh had occurred prior to that date.